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                                                                     EXHIBIT 2.1

                               ARTICLES OF MERGER
                                     Merging

                             HTTP TECHNOLOGY, INC.,
                               A Utah Corporation

                                  With and Into

                             HTTP TECHNOLOGY, INC.,
                             A Delaware Corporation
                 Pursuant to Section 16-10a-1101 of the Revised
                  Business Corporation Act of the State of Utah

         HTTP Technology, Inc., a Delaware corporation ("HTTP Delaware"), as the surviving corporation, does hereby certify to the following facts relating to the merger of HTTP Technology, Inc., a Utah corporation ("HTTP Utah") with and into HTTP Delaware (the "Merger").

         1. Attached hereto as Exhibit A is the Agreement and Plan of Merger, dated November 17, 2000, by and between HTTP Delaware and HTTP Utah.

         2. The Merger was approved by the written consent of the holders of 16,820,000 shares of HTTP Utah's Common Stock, par value $.001 per share, which number of shares constituted a majority of the 23,106,573 shares of HTTP Utah outstanding on the date thereof.

         3. The Merger was approved by the written consent of the sole shareholder of HTTP Delaware's Common Stock, par value $.001 per share.


         IN WITNESS WHEREOF, HTTP Technology, Inc. has caused this Certificate of Merger to be executed in its corporate name this 19th day of December, 2000.

                                          HTTP TECHNOLOGY, INC.,
                                          A Delaware Corporation



                                          By: /s/ STEFAN ALLESCH-TAYLOR
                                              -----------------------------
                                          Name:  Stefan Allesch-Taylor
                                          Title:  President and CEO